EXHIBIT 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
     You should read the following discussion together with our historical financial statements and related notes and our Selected Financial Data. The discussion contains forward-looking statements that involve risks and uncertainties. For additional information regarding some of the risks and uncertainties that affect our business and the industry in which we operate, please read “Item 1A. - Risk Factors” included elsewhere in our June 30, 2009 Annual Report on Form 10-K. Our actual results may differ materially from those estimated or projected in any of these forward-looking statements.
Executive Overview
     As of June 30, 2009, we owned and operated 15 hospitals with a total of 4,135 licensed beds, and related outpatient service facilities complementary to the hospitals in San Antonio, Texas; metropolitan Phoenix, Arizona; metropolitan Chicago, Illinois; and Massachusetts, and two surgery centers in Orange County, California. As of June 30, 2009, we also owned three health plans as set forth in the following table.

Health Plan	Location	Membership
Phoenix Health Plan (“PHP”) — managed Medicaid	Arizona	176,200
Abrazo Advantage Health Plan (“AAHP”) — managed Medicare and Dual Eligible	Arizona	2,800
MacNeal Health Providers (“MHP”) — capitated outpatient and physician services	Illinois	39,700

		218,700

     Our objective is to help communities achieve health for life by delivering an ideal patient-centered experience in a highly reliable environment of care. We plan to grow our business by improving quality of care, expanding services and strengthening the financial performance of our existing operations and selectively acquiring other hospitals where we see an opportunity to improve operating performance and profitability.
Operating Environment
     We believe that the operating environment for hospital operators continues to evolve, which presents both challenges and opportunities for us. In order to remain competitive in the markets we serve, we must transform our operating strategies to not only accommodate changing environmental factors but to make them operating advantages for us relative to our peers. These factors will require continued focus on quality of care initiatives. As consumers become more involved in their healthcare decisions, we believe perceived quality of care will become an even greater factor in determining where physicians choose to practice and where patients choose to receive care. In the following paragraphs we discuss both current challenges and future challenges that we face and our strategies to proactively address them.
     Pay for Performance Reimbursement
     Many payers, including Medicare and several large managed care organizations, currently require hospital providers to report certain quality measures in order to receive the full amount of payment increases that were awarded automatically in the past. For federal fiscal year 2010, Medicare expanded the number of quality measures to be reported to 47 compared to 43 during federal fiscal year 2009. Many large managed care organizations have developed quality measurement criteria that are similar to or even more stringent than these Medicare requirements. While current Medicare guidelines and contracts with most managed care payers provide for reimbursement based upon the reporting of quality measures, we believe it is only a matter of time until all significant payers utilize the quality measures themselves to determine reimbursement rates for hospital services. In order to meet these requirements, we must deliver an ideal patient-centered experience. This will require us to engage our nurses and partner with physicians to drive our quality of care strategies, invest in and to upgrade our information technology systems to monitor clinical quality indicators and to make all of our processes more efficient.
     Physician Alignment
     Our ability to attract skilled physicians to our hospitals is critical to our success. Coordination of care and alignment of care strategies between hospitals and physicians will become more critical as reimbursement becomes more episode-based. We have adopted several significant physician recruitment goals with primary emphasis on recruiting physicians specializing in family practice, internal medicine, obstetrics and gynecology, cardiology, neurology, orthopedics and inpatient hospital care (hospitalists). To provide our patients access to the appropriate physician resources, we recruited approximately 150 physicians to the communities served by our hospitals during the year ended June 30, 2009 through employment agreements, relocation agreements or physician practice acquisitions. We have invested heavily in the infrastructure necessary to coordinate our physician alignment strategies and manage our physician operations. Our hospitalist strategy is a key element in coordination of patient-centered care. The costs associated with recruiting, integrating and managing such a large number of new physicians will have a negative impact on our operating results and cash flows in the short term. However, we expect to realize improved clinical quality and service expansion capabilities from this initiative that will positively impact our operating results over the long-term.
     Cost pressures
     In order to demonstrate a highly reliable environment of care, we must hire and retain nurses who share our ideals and beliefs and who have access to the training necessary to implement our clinical quality initiatives. While the national nursing shortage has abated somewhat during the past year, the nursing workforce remains volatile. As a result, we expect continuing pressures on nursing salaries and benefits. These pressures include higher than normal base wage increases, demands for flexible working hours and other increased benefits and higher nurse to patient ratios necessary to improve quality of care. Inflationary pressures and technological advancements continue to drive supplies costs higher. We have implemented multiple supply chain initiatives including consolidation of low-priced vendors, establishment of value analysis teams and coordination of care efforts with physicians to reduce physician preference items.
     Healthcare Reform
     The Obama administration has made healthcare reform its primary domestic agenda item, and both houses of Congress have passed legislation that would make substantial changes to the healthcare system and how it is funded. Generally, President Obama and most members of the U.S. Congress believe that the current healthcare system is too inefficient and leaves too many individuals without healthcare coverage. Much of the current healthcare reform debate includes the following considerations: whether a public insurance option should be established; the impact to private insurance companies; the impact to consumer choice of healthcare services; the impact to small businesses; and the impact of funding alternatives including personal tax rate increases, business surcharges, service provider assessments and increasing the federal deficit. Bills passed by both the Senate and House include reductions in the annual market basket updates and addition of productivity adjustments for Medicare providers. These provisions are likely to emerge in any final health reform package. We are not able to predict what impact these developments may have on our future operating results or cash flows at this time.

     Implementation of our Clinical Quality Initiatives
     The integral component of each of the challenge areas previously discussed is quality of care. We have implemented many of our expanded clinical quality initiatives and are in the process of implementing several others. These initiatives include monthly review of the 47 CMS quality indicators in place during federal fiscal year 2010, rapid response teams, mock Joint Commission surveys, hourly nursing rounds, our nurse leadership professional practice model, alignment of hospital management incentive compensation with quality performance indicators and the formation of Physician Advisory Councils at our hospitals to align the quality goals of our hospitals with those of the physicians who practice in our hospitals.
Revenue/Volume Trends
     Our revenues depend upon inpatient occupancy levels, outpatient procedures performed at our facilities, the ancillary services and therapy programs ordered by physicians and provided to patients and our ability to successfully negotiate appropriate payment rates for these services with third party payers.
     Sources of Revenues
     The primary sources of our revenues include various managed care payers including managed Medicare and managed Medicaid programs, the traditional Medicare program, various state Medicaid programs, commercial health plans and the patients themselves. We are typically paid much less than our gross charges regardless of the payer source. Refer to “Item 1. Business — “Sources of Revenues” section of this report for a comprehensive discussion of these payers, how they reimburse us for our services provided and the risks we face with regard to potential reimbursement changes.
     The following table sets forth the percentages of net patient revenues by payer for the years ended June 30, 2007, 2008 and 2009.

	Year ended June 30,
	2007	2008	2009
Medicare	26.4%	26.2%	25.3%
Medicaid	8.6%	7.6%	7.8%
Managed Medicare	12.8%	14.0%	14.1%
Managed Medicaid	7.5%	7.5%	8.9%
Managed care	32.0%	35.0%	34.8%
Self pay	9.7%	8.6%	8.2%
Other	3.0%	1.1%	0.9%

Total	100.0%	100.0%	100.0%

Volumes by Payer
     During the year ended June 30, 2009, we experienced a 1.1% decrease in discharges compared to the prior year. During the year ended June 30, 2009, we experienced a 1.7% increase in hospital adjusted discharges compared to the prior year. The following table provides details of discharges by payer for the years ended June 30, 2007, 2008 and 2009.

	Year ended June 30,
	2007		2008		2009
Medicare	46,452	27.8%	47,040	27.7%	45,516	27.1%
Medicaid	22,518	13.5%	20,195	11.9%	17,068	10.2%
Managed Medicare	23,339	14.0%	26,040	15.3%	26,925	16.0%
Managed Medicaid	18,579	11.1%	19,893	11.7%	23,185	13.8%
Managed care	48,481	29.1%	50,040	29.5%	48,977	29.2%
Self pay	6,181	3.7%	5,854	3.5%	5,650	3.4%
Other	1,323	0.8%	606	0.4%	559	0.3%

Total	166,873	100.0%	169,668	100.0%	167,880	100.0%

Impact of Current Economic Environment
     We continue to experience limited volume growth due to stagnant demand for inpatient healthcare services and increased competition for available patients. The current economic recession has negatively impacted many industries. While many healthcare services are considered non-discretionary in nature, certain services including elective procedures and other non-emergent services may be deferred or canceled by patients when they are suffering personal financial hardship or have a negative outlook on the general economy. Increases in unemployment often result in a higher number of uninsured patients, and employer cost reduction programs may result in a higher level of co-pays and deductible limits for patients. Governmental payers and managed care payers may reduce reimbursement paid to hospitals and other healthcare providers to address budget shortfalls or enrollment declines. We are unable to determine the specific impact of the economic recession on our results of operations and cash flows, but we believe a prolonged or more severe economic recession during the remainder of 2009 and into 2010 will have an adverse impact on our revenues whether in the form of payer mix shifts from managed care to uninsured or Medicaid, additional charity care, lower patient volumes, lower collection rates of patient co-pay and deductible balances or a combination of such factors. We expect our volumes to improve more significantly over the long-term as a result of our quality of care and service expansion initiatives and other market-specific strategies, especially as more individuals in the markets we serve reach ages where hospital services become more prevalent. However, we have no way to estimate when the economy may improve or when we will realize the benefits of our long-term strategies.
     Payer Reimbursement Trends
     In addition to the volume factors described above, patient mix, acuity factors and pricing trends affect our patient service revenues. Net patient revenue per adjusted hospital discharge was $8,110 and $8,623 for the years ended June 30, 2008 and 2009, respectively. This increase reflects improved reimbursement for services provided under negotiated managed care contracts and increased revenues earned from the Texas upper payment limit (“UPL”) program and the Illinois provider tax assessment (“PTA”) program further described below. However, due to consolidation of managed care plans and federal and state efforts to decrease Medicare and Medicaid spending, our ability to recognize improved reimbursement above or equal to rates recognized in previous periods is becoming more difficult. We cannot assure you that future reimbursement rates, even if improved, will sufficiently cover potential increases in the cost of providing healthcare services to our patients.

     During fiscal 2007 we were approved to receive payments under the Bexar County, Texas UPL Medicaid program. UPL programs allow private hospitals to enter into indigent care affiliation agreements with governmental entities. Within the parameters of these programs, private hospitals expand charity care services to indigent patients and alleviate expenses for the governmental entity. The governmental entity is then able to utilize its tax revenue to fund the Medicaid program for private hospitals. CMS began reviewing the operations of this private hospital UPL program after the State of Texas made the first payments in April 2007. It is customary for CMS to review Medicaid UPL payment programs. In October 2007, the State of Texas halted all funding of its private hospital UPL programs due to the deferral by CMS of certain federal Medicaid payments to the State of Texas. In August 2008, CMS completed its review and the state lifted its moratorium on payments under this UPL program. Payments received under the Texas UPL program increased income before taxes by $0.2 million and $19.5 million during the years ended June 30, 2008 and 2009, respectively.
     During our third quarter of fiscal 2009, the federal government approved federal matching funds for the Illinois PTA program. This program enables the state of Illinois to increase funding for its state Medicaid plan. Hospitals providing services to Medicaid enrollees receive funds directly from the state and then repay a portion of these proceeds to the state in the form of a provider tax assessment. We received $24.9 million of cash from this program during the year ended June 30, 2009, all of which increased revenues and $13.4 million of which was subsequently paid to the state in the form of a provider tax assessment and is included in non-income taxes in our consolidated statement of operations for the year ended June 30, 2009. The PTA program increased income before taxes by $11.5 million during the year ended June 30, 2009.

     Accounts Receivable Collection Risks Leading to Increased Bad Debts
     Similar to others in the hospital industry, we have a significant amount of self-pay receivables (including self-pay after primary), and collecting these receivables is difficult and may become more difficult if economic conditions worsen. The following table provides a summary of our accounts receivable payer class mix as of June 30, 2007, 2008 and 2009.

June 30, 2007	0-90 days	91-180 days	Over 180 days	Total
Medicare	15.0%	0.6%	0.6%	16.2%
Medicaid	7.5%	2.0%	1.0%	10.5%
Managed Medicare	7.6%	0.7%	0.6%	8.9%
Managed Medicaid	5.3%	0.6%	0.7%	6.6%
Managed Care	25.1%	2.7%	1.6%	29.4%
Self-Pay(1)	10.2%	8.0%	1.7%	19.9%
Self-Pay after primary(2)	1.8%	2.8%	1.1%	5.7%
Other	1.8%	0.6%	0.4%	2.8%

Total	74.3%	18.0%	7.7%	100.0%

June 30, 2008	0-90 days	91-180 days	Over 180 days	Total
Medicare	15.3%	0.6%	0.4%	16.3%
Medicaid	8.0%	2.2%	1.3%	11.5%
Managed Medicare	8.5%	0.6%	0.5%	9.6%
Managed Medicaid	5.6%	0.4%	0.3%	6.3%
Managed Care	25.8%	2.6%	1.9%	30.3%
Self-Pay(1)	9.3%	7.6%	1.1%	18.0%
Self-Pay after primary(2)	1.9%	2.6%	1.0%	5.5%
Other	1.6%	0.5%	0.4%	2.5%

Total	76.0%	17.1%	6.9%	100.0%

June 30, 2009	0-90 days	91-180 days	Over 180 days	Total
Medicare	15.6%	0.3%	0.3%	16.2%
Medicaid	6.7%	0.9%	1.0%	8.6%
Managed Medicare	10.0%	0.5%	0.3%	10.8%
Managed Medicaid	7.1%	0.5%	0.5%	8.1%
Managed Care	25.1%	2.3%	1.5%	28.9%
Self-Pay(1)	9.7%	8.1%	0.8%	18.6%
Self-Pay after primary(2)	2.1%	2.9%	0.9%	5.9%
Other	1.8%	0.6%	0.5%	2.9%

Total	78.1%	16.1%	5.8%	100.0%

(1)	Includes uninsured only.

(2)	Includes patient co-insurance and deductible amounts after payment has been received from the primary payer.

     Our combined allowances for doubtful accounts, self-pay discounts and charity care covered 96.3% and 96.5% of combined self-pay and self-pay after primary accounts receivable as of June 30, 2008 and 2009, respectively.
     The volume of self-pay accounts receivable remains sensitive to a combination of factors including price increases, acuity of services, higher levels of patient deductibles and co-insurance under managed care plans, economic factors and the increased difficulties of uninsured patients who do not qualify for charity care programs to pay for escalating healthcare costs. We have implemented policies and procedures designed to expedite upfront cash collections and promote repayment plans from our patients. However, we believe bad debts will remain a significant risk for us and the rest of the hospital industry in the near term.
     Governmental and Managed Care Payer Reimbursement
     Healthcare spending comprises a significant portion of total spending in the United States and has been growing at annual rates that exceed inflation, wage growth and gross national product. There is considerable pressure on governmental payers, managed Medicare/Medicaid payers and commercial managed care payers to control costs by either reducing or limiting increases in reimbursement to healthcare providers or limiting benefits to enrollees. The current economic recession has magnified these pressures. Lower than expected tax collections due to higher unemployment and depressed consumer spending have resulted in budget shortfalls for most states, including those in which we operate. Additionally, the demand for Medicaid coverage has increased due to job losses that have left many individuals without health insurance. To balance their budgets, many states, either directly or through their managed Medicaid programs, may enact healthcare spending cuts or defer cash payments to healthcare providers, since raising taxes is not a popular option during recessionary cycles. Further, the tightened credit markets have complicated the states’ efforts to issue additional bonds to raise cash. During the year ended June 30, 2009, Medicaid and managed Medicaid programs accounted for approximately 17% of our net patient revenues. Managed care payers also face economic pressures during periods of economic weakness due to lower enrollment resulting from higher unemployment rates and the inability of individuals to afford private insurance coverage. These payers may respond to these challenges by reducing or limiting increases to healthcare provider reimbursement rates or reducing benefits to enrollees. During the year ended June 30, 2009, we recognized approximately 35% of our net patient revenues from managed care payers. If we do not receive increased payer reimbursement rates from governmental or managed care payers that cover the increasing cost of providing healthcare services to our patients or if governmental payers defer payments to our hospitals, our financial position, results of operations and cash flows could be materially adversely impacted.
     Increased Costs of Compliance in a Heavily Regulated Industry
     We conduct business in a heavily regulated industry. Accordingly, we maintain a comprehensive, company-wide compliance program to address healthcare regulatory and other compliance requirements. This compliance program includes, among other things, initial and periodic ethics and compliance training, a toll-free reporting hotline for employees, annual fraud and abuse audits and annual coding audits. The organizational structure of our compliance program includes oversight by our board of directors and a high-level corporate management compliance committee. Our Senior Vice President of Compliance and Ethics reports jointly to our Chairman and Chief Executive Officer and to our board of directors, serves as our Chief Compliance Officer and is charged with direct responsibility for the day-to-day management of our compliance program. We also have regional compliance officers in our markets that are 100% dedicated to compliance duties. The financial resources necessary for program oversight, internal enforcement and periodic improvements to our program continue to grow, especially when we add new features to our program or engage external resources to assist with these highly complex matters.
     Premium Revenues
     We recognize premium revenues from our three health plans, PHP, AAHP and MHP. PHP’s membership increased to approximately 176,200 at June 30, 2009 compared to approximately 103,400 at June 30, 2008 primarily due to a new contract with Arizona Health Care Cost Containment System

(“AHCCCS”) that went into effect on October 1, 2008, as discussed below. Premium revenues from these three plans increased $227.8 million or 50.6% during the year ended June 30, 2009 compared to the prior year period.
     In May 2008, PHP was awarded a new contract with AHCCCS effective for the three-year period beginning October 1, 2008 and ending September 30, 2011. AHCCCS has the option to renew the new contract, in whole or in part, for two additional one-year periods commencing on October 1, 2011 and on October 1, 2012. The new contract covers the three counties covered under the previous contract (Gila, Maricopa and Pinal) plus an additional six Arizona counties: Apache, Coconino, Mohave, Navajo, Pima and Yavapai. We experienced a significant increase in PHP membership and premium revenues during our second, third and fourth quarters of our fiscal year ended June 30, 2009 as a result of this new contract. The new contract utilizes a national episodic/diagnostic risk adjustment factor for non-reconciled enrollee risk groups, the calculation of which AHCCCS expects to finalize by September 30, 2009 and then apply retroactively to October 1, 2008, that was not part of PHP’s previous AHCCCS contract. Our financial statements include an estimated reserve for the impact of this risk adjustment factor, and we will adjust the reserve as necessary once the calculation is finalized by AHCCCS. Given the State of Arizona’s recent budget crisis and continued concerns about economic indicators during its 2010 fiscal year, AHCCCS could cut reimbursement rates, reduce enrollment, defer capitation payments, reduce or limit covered services or take other steps to reduce program expenditures including cancelling PHP’s contract. Any of these actions could materially adversely impact our future results of operations, financial position or cash flows.
Critical Accounting Policies
     Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In preparing these financial statements, we make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses included in the financial statements. Management bases its estimates on historical experience and other available information, the results of which form the basis of the estimates and assumptions. We consider the following accounting policies to be critical because they involve highly subjective and complex assumptions and assessments, are subject to a great degree of fluctuation period over period and are the most critical to our operating performance.
     Revenues and Revenue Deductions
     We recognize patient service revenues during the period the healthcare services are provided based upon estimated amounts due from payers. We record contractual adjustments to our gross charges to reflect expected reimbursement negotiated with or prescribed by third party payers. We estimate contractual adjustments and allowances based upon payment terms set forth in managed care health plan contracts and by federal and state regulations. For the majority of our patient service revenues, we apply contractual adjustments to patient accounts at the time of billing using specific payer contract terms entered into the accounts receivable systems, but in some cases we record an estimated allowance until payment is received. If our estimated contractual adjustments as a percentage of gross revenues were 1% higher for all insured accounts, our net revenues would have been reduced by approximately $79.0 million for the year ended June 30, 2009. We derive most of our patient service revenues from healthcare services provided to patients with Medicare (including managed Medicare plans) or managed care insurance coverage.
     Services provided to Medicare patients are generally reimbursed at prospectively determined rates per diagnosis (“PPS”), while services provided to managed care patients are generally reimbursed based upon predetermined rates per diagnosis, per diem rates or discounted fee-for-service rates. Medicaid reimbursements vary by state. Other than Medicare, no individual payer represents more than 10% of our patient service revenues.
     Medicare regulations and many of our managed care contracts are often complex and may include multiple reimbursement mechanisms for different types of services provided in our healthcare facilities. To obtain reimbursement for certain services under the Medicare program, we must submit annual cost reports and record estimates of amounts owed to or receivable from Medicare. These cost reports include complex calculations and estimates related to indirect medical education, disproportionate share payments, reimbursable Medicare bad debts and other items that are often subject to interpretation that could result in payments that differ from recorded estimates. We estimate amounts owed to or receivable from the Medicare program using the best information available and our interpretation of the applicable Medicare regulations. We include differences between original estimates and subsequent revisions to those estimates (including final cost report settlements) in our consolidated statements of operations in the period in which the revisions are made. Net adjustments for final third party settlements increased patient service revenues and income from continuing operations before income taxes by $6.3 million, $7.9 million and $8.0 million during the years ended June 30, 2007, 2008 and 2009, respectively. Additionally, updated regulations and contract negotiations with payers occur frequently, which necessitates continual review of revenue estimation processes by management. Management believes that future adjustments to its current third party settlement estimates will not materially impact our results of operations, cash flows or financial position.
     Effective for service dates on or after April 1, 2009, as a result of a state mandate, we implemented a new uninsured discount policy for those patients receiving services in our Illinois hospitals who had no insurance coverage and who did not otherwise qualify for charity care under our guidelines. Under this policy, we apply an uninsured discount (calculated as a standard percentage of gross charges) at the time of patient billing and include this discount as a reduction to patient service revenues. These discounts were approximately $11.7 million for the year ended June 30, 2009. We implemented this policy for most of our remaining facilities effective July 1, 2009 and expect to implement it at all of our facilities by the end of our fiscal year 2010.
     We do not pursue collection of amounts due from uninsured patients that qualify for charity care under our guidelines (currently those uninsured patients whose incomes are equal to or less than 200% of the current federal poverty guidelines set forth by the Department of Health and Human Services). We deduct charity care accounts from revenues when we determine that the account meets our charity care guidelines. We also provide discounts from billed charges and alternative payment structures for uninsured patients who do not qualify for charity care but meet certain other minimum income guidelines, primarily those uninsured patients with incomes between 200% and 500% of the federal poverty guidelines. During the past three fiscal years, a significant percentage of our charity care deductions represented services provided to undocumented aliens under the Section 1011 border funding reimbursement program. Border funding qualification has ended in Texas, and we expect that qualification will end sometime during our fiscal 2010 in Arizona and Illinois when funds appropriated to those states have been exhausted.
     The following table provides a breakdown of our charity care deductions during the years ending June 30, 2007, 2008 and 2009, respectively (in millions).

	Year ended June 30,
	2007	2008	2009
Total charity care deductions	$86.1	$86.1	$91.8
Border funding charity deductions, net of payments received	$19.4	$29.6	$30.3
Payments received for border funding accounts	$2.0	$3.8	$4.6
     We record revenues related to the Illinois PTA program, as previously described, when the receipt of payment from the state entity is assured. For the Texas UPL program, as previously described, we recognize revenues that offset the expenses associated with the provision of charity care when the services are provided. We recognize federal match revenues under the Texas UPL program when payments are assured.
     We earned premium revenues of $401.4 million, $450.2 million and $678.0 million during the years ended June 30, 2007, 2008 and 2009, respectively, from our health plans. Our health plans, PHP, AAHP and MHP, have agreements with AHCCCS, CMS and various health maintenance organizations

(“HMOs”), respectively, to contract to provide medical services to subscribing participants. Under these agreements, our health plans receive monthly payments based on the number of HMO participants in MHP or the number and coverage type of enrollees in PHP and AAHP. Our health plans recognize the payments as revenues in the month in which members are entitled to healthcare services with the exception of AAHP Medicare Part D reinsurance premiums and low income subsidy cost sharing premiums that are recorded as a liability to fund future healthcare costs or else repaid to CMS.
     Allowance for Doubtful Accounts and Provision for Doubtful Accounts
     Our ability to collect the self-pay portions of our receivables is critical to our operating performance and cash flows. Our allowance for doubtful accounts was approximately 28.1% and 30.6% of accounts receivable, net of contractual allowances, as of June 30, 2008 and 2009, respectively. The primary collection risk relates to uninsured patient accounts and patient accounts for which primary insurance has paid but patient deductibles or co-insurance portions remain outstanding.
     We estimate our allowance for doubtful accounts using a standard policy that reserves all accounts aged greater than 365 days subsequent to discharge date plus percentages of uninsured accounts and self-pay after primary accounts less than 365 days old. We test our allowance for doubtful accounts policy quarterly using a hindsight calculation that utilizes write-off data for all payer classes during the previous twelve-month period to estimate the allowance for doubtful accounts at a point in time. We also supplement our analysis by comparing cash collections to net patient revenues and monitoring self-pay utilization. We adjust the standard percentages in our allowance for doubtful accounts reserve policy as necessary given changes in trends from these analyses. We most recently adjusted this reserve policy when we implemented our uninsured discount policy in Illinois. If our uninsured accounts receivable as of June 30, 2009 were 1% higher, our provision for doubtful accounts would have increased by $1.0 million. Significant changes in payer mix, business office operations, general economic conditions and healthcare coverage provided by federal or state governments or private insurers may have a significant impact on our estimates and significantly affect our liquidity, results of operations and cash flows.
     Prior to the implementation of our new uninsured discount policy, we classified accounts pending Medicaid approval as Medicaid accounts in our accounts receivable aging report and recorded a contractual allowance for these accounts equal to the average Medicaid reimbursement rate for that specific state until qualification was confirmed at which time the account was netted in the aging. In the event an account did not successfully qualify for Medicaid coverage and did not meet our charity guidelines, the previously recorded Medicaid contractual adjustment remained a revenue deduction (similar to a self-pay discount), and the remaining net account balance was reclassified to uninsured status and subjected to our allowance for doubtful accounts policy. If accounts did not qualify for Medicaid coverage but did qualify as charity care, the contractual adjustments were reversed and the gross account balances was recorded as charity deductions.
     Upon the implementation of our new uninsured discount policy, all uninsured accounts (including those pending Medicaid qualification) that do not qualify for charity care receive the standard uninsured discount. The balance of these accounts are subject to our allowance for doubtful accounts policy. For those accounts that subsequently qualify for Medicaid coverage, the uninsured discount is reversed and the account is reclassified to Medicaid accounts receivable with the appropriate contractual discount applied. Thus, the contractual allowance for Medicaid pending accounts is no longer necessary for those accounts subject to the uninsured discount policy. The following table provides the value of accounts pending Medicaid qualification, the balance successfully qualified for Medicaid coverage, the balance not qualified and transferred to uninsured status, the balance not qualified and transferred to charity and the percentage successfully qualified for Medicaid coverage during the respective fiscal years (dollars in millions).

	Fiscal Year June 30, 2008			Fiscal Year June 30, 2009
	Accounts prior	Accounts subject		Accounts prior	Accounts subject
	to uninsured	to uninsured		to uninsured	to uninsured
	discount policy	discount policy	Total	discount policy	discount policy	Total
Medicaid pending accounts receivable balance	$12.5	$—	$12.5	$12.5	$3.3	$15.8
Medicaid pending accounts successfully qualified	$22.5	$—	$22.5	$23.5	$—	$23.5
Medicaid pending accounts not qualified (uninsured)	$25.1	$—	$25.1	$29.4	$0.2	$29.6
Medicaid pending accounts not qualified (charity)	$7.2	$—	$7.2	$8.0	$—	$8.0
Medicaid pending qualification success percentage			41%			39%
     Because we require patient verification of coverage at the time of admission, reclassifications of Medicare or managed care accounts to self-pay, other than patient coinsurance or deductible amounts, occur infrequently and are not material to our financial statements. Additionally, the impact of these classification changes is further limited by our ability to identify any necessary classification changes prior to patient discharge or soon thereafter. Due to information system limitations, we are unable to quantify patient deductible and co-insurance receivables that are included in the primary payer classification in the accounts receivable aging report at any given point in time. When classification changes occur, the account balance remains aged from the patient discharge date.
     Insurance Reserves
     As of June 30, 2008, we maintained a self-insured medical plan for a limited number of our employees. Claims were accrued under the self-insured plan as the incidents that gave rise to them occurred. Unpaid claims accruals were based on the estimated ultimate cost of settlement, including claim settlement expenses, in accordance with an average lag time and historical experience. Effective July 1, 2008, we began covering all of our employees under a self-insured medical plan, which subjected us to significantly higher risks and reserve levels.
     Due to the nature of our operating environment, we are subject to professional and general liability and workers compensation claims and related lawsuits in the ordinary course of business. For professional and general liability claims incurred from June 1, 2002 to May 31, 2006, our wholly owned captive subsidiary insured our professional and general liability risks at a $10.0 million retention level. For professional and general liability claims incurred subsequent to May 31, 2006 through June 30, 2009, we self-insured the first $9.0 million per claim, and the captive subsidiary insured the next $1.0 million per claim. We maintain excess coverage from independent third party insurers on a claims-made basis for individual claims exceeding $10.0 million up to $75.0 million, but limited to total annual payments of $65.0 million in the aggregate.
     We insure our excess professional and general liability coverage under a retrospectively rated policy, and premiums under this policy are recorded at the minimum premium amount unless our claims experience leads us to believe that a higher premium applies. We self-insure our workers compensation claims up to $1.0 million per claim and purchase excess insurance coverage for claims exceeding $1.0 million.
     The following tables summarize our employee health, professional and general liability and workers compensation reserve balances (including the current portions of such reserves) as of June 30, 2008 and 2009 and claims loss and claims payment information during the years ended June 30, 2007, 2008 and 2009.

	Employee	Professional and	Workers
	Health	General Liability	Compensation
		(in millions)
Reserve balance:
June 30, 2006	$1.6	$58.8	$15.3
June 30, 2007	$1.2	$64.6	$18.5
June 30, 2008	$1.5	$74.3	$18.8
June 30, 2009	$13.4	$92.9	$18.2

Current year provision for claims losses:
Fiscal year 2007	$6.8	$24.7	$9.4
Fiscal year 2008	$7.3	$22.4	$7.6
Fiscal year 2009	$93.2	$22.2	$7.8

Adjustments to prior year claims losses:
Fiscal year 2007	$—	$(4.5)	$—
Fiscal year 2008	$—	$(0.6)	$(2.3)
Fiscal year 2009	$(0.6)	$13.4	$(3.8)

Claims paid related to current year:
Fiscal year 2007	$6.0	$0.2	$1.3
Fiscal year 2008	$5.8	$0.1	$1.0
Fiscal year 2009	$79.8	$0.3	$1.6

Claims paid related to prior years:
Fiscal year 2007	$1.2	$14.2	$4.9
Fiscal year 2008	$1.2	$12.0	$4.0
Fiscal year 2009	$0.9	$16.7	$3.0
     In developing our estimates of our reserves for employee health, professional and general liability and workers compensation claims, we utilize actuarial and certain case-specific information. Each reserve is comprised of estimated indemnity and expense payments related to: 1) reported events (“case reserves”) and 2) incurred but not reported (“IBNR”) events as of the end of the period. Management uses information from its human resource and risk managers and its best judgment to estimate case reserves. Actuarial IBNR estimates are dependent on multiple variables including our risk exposures, our self-insurance limits, geographic locations in which we operate, the severity of our historical losses compared to industry averages and the reporting pattern of our historical losses compared to industry averages, among others. Most of these variables require judgment, and changes in these variables could result in significant period over period fluctuations in our estimates. We discount our workers compensation reserve using actuarial estimates of projected cash payments in future periods (approximately 5.0% for each of the past three fiscal years). We do not discount our professional and general liability reserve. We adjust these reserves from time to time as we receive updated information.
     In April 2009, a jury awarded damages to the plaintiff in a professional liability case against one of our hospitals in the amount of approximately $14.9 million, which exceeded our captive subsidiary’s $10.0 million self insured limit. Based upon this verdict, we increased our professional and general liability reserve by the excess of the verdict amount over our previously established case reserve estimate and recorded a receivable from our captive subsidiary’s third party excess carrier for that portion exceeding $10.0 million. We then reduced this receivable by the additional premium due to the excess carrier under our retrospectively rated insurance policy for that particular policy year. These developments resulted in an increase to insurance expense of approximately $11.9 million during the year ended June 30, 2009. We appealed this verdict since most of the verdict represented non-economic damages like pain and suffering, but we cannot predict whether or not the verdict will be reduced at this time.
     Our best estimate of professional and general liability and workers compensation IBNR utilizes statistical confidence levels that are below 75%. Using a higher statistical confidence level, while not permitted under United States generally accepted accounting principles, would increase the estimated reserve. The following table illustrates the sensitivity of the reserve estimates at 75% and 90% confidence levels.

	Professional and	Workers
	General Liability	Compensation
	(in millions)
June 30, 2008 reserve:
As reported	$74.3	$18.8
With 75% Confidence Level	$85.7	$21.5
With 90% Confidence Level	$97.2	$23.8

June 30, 2009 reserve:
As reported	$92.9	$18.2
With 75% Confidence Level	$104.9	$21.2
With 90% Confidence Level	$116.9	$23.8
     Our best estimate of employee health claims IBNR relies primarily upon payment lag data. If our estimate of the number of unpaid days of employee health claims expense changed by 5 days, our employee health IBNR estimate would change by approximately $1.3 million.
     Health Plan Claims Reserves
     During the years ended June 30, 2007, 2008 and 2009, medical claims expense was $297.0 million, $328.2 million and $525.6 million, respectively, primarily representing medical claims of PHP. Vanguard estimates PHP’s reserve for medical claims using historical claims experience (including cost per member and payment lag time) and other actuarial data including number of enrollees and certain enrollee demographic information. The following table provides the health plan reserve balances as of June 30, 2008 and 2009 and health plan claims and payment information during the years ended June 30, 2007, 2008 and 2009, respectively (in millions).

	Year ended June 30,
	2007	2008	2009
Health plan reserves, beginning of year	$46.6	$61.4	$51.1
Current year provision for health plan claims	293.9	329.7	525.5
Current year adjustments to prior year health plan claims	3.1	(1.5)	0.1
Program settlement, capitation and other activity	(9.7)	(24.2)	19.3
Claims paid related to current year	(231.2)	(268.4)	(424.6)
Claims paid related to prior years	(41.3)	(45.9)	(53.8)

Health plan reserves, end of year	$61.4	$51.1	$117.6

     The increases in reserves, claims losses and claims payments from 2008 to 2009 were primarily due to the significant increase in enrollees during the current year period as a result of the new AHCCCS contract that went into effect on October 1, 2008. While management believes that its estimation methodology effectively captures trends in medical claims costs, actual payments could differ significantly from its estimates given changes in the healthcare cost structure or adverse experience. During the years ended June 30, 2007, 2008 and 2009, approximately $34.2 million, $31.2 million and $34.0 million, respectively, of accrued and paid claims for services provided to our health plan enrollees by our hospitals and our other healthcare facilities were eliminated in consolidation. Our operating results and cash flows could be materially affected by increased or decreased utilization of our healthcare facilities by enrollees in our health plans.
     Income Taxes
     We believe that our income tax provisions are accurate and supportable, but certain tax matters require interpretations of tax law that may be subject to future challenge and may not be upheld under tax audit. To reflect the possibility that all of our tax positions may not be sustained, we maintain tax reserves that are subject to adjustment as updated information becomes available or as circumstances change. We record the impact of tax reserve changes to our income tax provision in the period in which the additional information, including the progress of tax audits, is obtained.
     We assess the realization of our deferred tax assets to determine whether an income tax valuation allowance is required. Based on all available evidence, both positive and negative, and the weight of that evidence to the extent such evidence can be objectively verified, we determine whether it is more likely than not that all or a portion of the deferred tax assets will be realized. The factors used in this determination include the following:
•	Cumulative losses in recent years

•	Income/losses expected in future years

•	Unsettled circumstances that, if favorably resolved, would adversely affect future operations

•	Availability, or lack thereof, of taxable income in prior carryback periods that would limit realization of tax benefits

•	Carryforward period associated with the deferred tax assets and liabilities

•	Prudent and feasible tax planning strategies
     In addition, financial forecasts used in determining the need for or amount of federal and state valuation allowances are subject to changes in underlying assumptions and fluctuations in market conditions that could significantly alter our recoverability analysis and thus have a material adverse effect on our consolidated financial condition, results of operations or cash flows. Effective July 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (“FIN 48”). The following table provides the detail comprising our FIN 48 net liability from the date of adoption through June 30, 2009 (in millions).

Reclassification from income taxes payable	$0.3
Increase to non-current deferred tax assets	2.7
Cumulative impact of change recorded to retained earnings	(2.6)

Opening balance at July 1, 2007	$0.4
Additions for tax provisions of prior years	0.2

Balance at June 30, 2008	$0.6
Additions for tax positions of prior years	2.9
Reductions for tax positions of prior years	(0.3)

Balance at June 30, 2009	$3.2

     The provisions of FIN 48 allow for the classification election of interest on an underpayment of income taxes, when the tax law requires interest to be paid, and penalties, when a tax position does not meet the minimum statutory threshold to avoid payment of penalties, in income taxes, interest expense or another appropriate expense classification based on the accounting policy election of the entity. We elected to continue our historical practice of classifying interest and penalties as a component of income tax expense. All $3.2 million of the unrecognized tax benefits, if recognized, would impact the effective tax rate.

     Long-Lived Assets and Goodwill
     Long-lived assets, including property, plant and equipment and amortizable intangible assets, comprise a significant portion of our total assets. We evaluate the carrying value of long-lived assets when impairment indicators are present or when circumstances indicate that impairment may exist. When management believes impairment indicators may exist, projections of the undiscounted future cash flows associated with the use of and eventual disposition of long-lived assets held for use are prepared. If the projections indicate that the carrying values of the long-lived assets are not recoverable, we reduce the carrying values to fair value. In May 2009, we recorded a $6.2 million ($3.8 million net of taxes) impairment charge to write-down the value of a building that we currently lease to other healthcare service providers to fair value. For long-lived assets held for sale, we compare the carrying values to an estimate of fair value less selling costs to determine potential impairment. We test for impairment of long-lived assets at the lowest level for which cash flows are measurable. These impairment tests are heavily influenced by assumptions and estimates that are subject to change as additional information becomes available. Given the relatively few number of hospitals we own and the significant amounts of long-lived assets attributable to those hospitals, an impairment of the long-lived assets for even a single hospital could materially adversely impact our operating results or financial position.
     Goodwill also represents a significant portion of our total assets. We review goodwill for impairment annually during our fourth fiscal quarter or more frequently if certain impairment indicators arise. We review goodwill at the reporting level unit, which is one level below an operating segment. We review the carrying value of the net assets of each reporting unit to the net present value of estimated discounted future cash flows of the reporting unit. If the carrying value exceeds the net present value of estimated discounted future cash flows, an impairment indicator exists and an estimate of the impairment loss is calculated. The fair value calculation includes multiple assumptions and estimates, including the projected cash flows and discount rates applied. Changes in these assumptions and estimates could result in goodwill impairment that could materially adversely impact our financial position or results of operations. In December 2006, we recorded a goodwill impairment charge in the amount of $123.8 million ($110.5 million, net of tax benefit) related to our Chicago hospitals.
     Our two Chicago hospitals have experienced deteriorating economic factors that have negatively impacted their results of operations and cash flows. While various initiatives mitigated the impact of these economic factors in previous quarters, the operating results of the Chicago hospitals have not improved to the level anticipated. After having the opportunity to evaluate the operating results of the Chicago hospitals for the first six months of fiscal year 2010 and to reassess the market trends and economic factors, we concluded that it was unlikely that previously projected cash flows for these hospitals would be achieved. We performed an interim goodwill impairment test and, based upon revised projected cash flows, market participant data and appraisal information, we determined that the $43.1 million remaining goodwill related to this reporting unit was impaired. We will record the $43.1 million ($31.8 million, net of taxes) non-cash impairment loss in our condensed consolidated statement of operations for the quarter ended December 31, 2009.

Selected Operating Statistics
     The following table sets forth certain operating statistics for the periods indicated below.

	Year Ended June 30,
	2007	2008	2009
Number of hospitals at end of period	15	15	15
Number of licensed beds at end of period	4,143	4,181	4,135
Discharges (a)	166,873	169,668	167,880
Adjusted discharges — hospitals (b)	264,698	270,076	274,767
Adjusted discharges (c)	278,820	284,680	289,997
Net revenue per adjusted discharge-hospitals (d)	$7,766	$8,110	$8,623
Net revenue per adjusted discharge (e)	$7,690	$8,059	$8,517
Patient days (f)	721,832	734,838	709,952
Average length of stay (days) (g)	4.3	4.3	4.2
Inpatient surgeries (h)	37,227	37,538	37,970
Outpatient surgeries (i)	76,606	73,339	76,378
Emergency room visits (j)	572,946	588,246	605,729
Occupancy rate (k)	48.2%	48.0%	47.0%
Member lives (l)	145,600	149,600	218,700
Health plan claims expense percentage (m)	74.0%	72.9%	77.5%

(a)	Discharges represent the total number of patients discharged (in the facility for a period in excess of 23 hours) from our hospitals and is used by management and certain investors as a general measure of inpatient volumes.

(b)	Adjusted discharges-hospitals is used by management and certain investors as a general measure of combined hospital inpatient and hospital outpatient volumes. Adjusted discharges-hospitals is computed by multiplying discharges by the sum of gross hospital inpatient revenues and gross hospital outpatient revenues and then dividing the result by gross hospital inpatient revenues.

(c)	Adjusted discharges is used by management and certain investors as a general measure of consolidated inpatient and outpatient volumes. Adjusted discharges is computed by multiplying discharges by the sum of gross inpatient revenues and gross outpatient revenues and then dividing the result by gross inpatient revenues.

(d)	Net revenue per adjusted discharge-hospitals is calculated by dividing net hospital patient revenues by adjusted discharge-hospitals and measures the average net payment expected to be received for a patient’s stay in the hospital.

(e)	Net revenue per adjusted discharge is calculated by dividing net patient revenues by adjusted discharges and measures the average net payment expected to be received for an episode of service provided to a patient.

(f)	Patient days represent the number of days (calculated as overnight stays) our beds were occupied by patients during the periods.

(g)	Average length of stay represents the average number of days an admitted patient stays in our hospitals.

(h)	Inpatient surgeries represent the number of surgeries performed in our hospitals where overnight stays are necessary.

(i)	Outpatient surgeries represent the number of surgeries performed at hospitals or ambulatory surgery centers on an outpatient basis (patient overnight stay not necessary).

(j)	Emergency room visits represent the number of patient visits to a hospital emergency room where treatment is received, regardless of whether an overnight stay is subsequently required.

(k)	Occupancy rate represents the percentage of hospital licensed beds occupied by patients. Occupancy rate provides a measure of the utilization of inpatient beds.

(l)	Member lives represent the total number of enrollees in PHP, AAHP and MHP as of the end of the respective period.

(m)	Health plan claims expense percentage is calculated by dividing health plan claims expense by premium revenues.

Results of Operations
     The following tables present a summary of our operating results for the respective periods shown.

	Year Ended June 30,
	2007		2008		2009
	Amount	%	Amount	%	Amount	%
	(Dollars in millions)
Patient service revenues	$2,179.3	84.4%	$2,340.5	83.9%	$2,521.7	78.8%
Premium revenues	401.4	15.6	450.2	16.1	678.0	21.2

Total revenues	2,580.7	100.0	2,790.7	100.0	3,199.7	100.0
Salaries and benefits (includes stock compensation of $1.2, $2.5 and $4.4 respectively)	1,067.9	41.4	1,152.7	41.3	1,240.1	38.7
Health plan claims expense	297.0	11.5	328.2	11.8	525.6	16.4
Supplies	421.8	16.4	434.5	15.5	456.3	14.3
Provision for doubtful accounts	175.2	6.8	205.6	7.4	210.8	6.6
Other operating expenses	375.0	14.5	405.8	14.5	468.9	14.6
Depreciation and amortization	118.6	4.6	131.0	4.7	130.6	4.1
Interest, net	123.8	4.8	122.1	4.4	111.6	3.5
Impairment loss	123.8	4.8	—	0.0	6.2	0.2
Other expenses	0.2	0.0	6.5	0.2	2.7	0.1

Income (loss) from continuing operations before income taxes	(122.6)	(4.8)	4.3	0.2	46.9	1.5
Income tax expense (benefit)	(11.6)	(0.5)	1.7	0.1	16.0	0.5

Income (loss) from continuing operations	(111.0)	(4.3)	2.6	0.1	30.9	1.0
Income (loss) from discontinued operations, net of taxes	(19.1)	(0.7)	(0.3)	0.0	0.9	0.0

Net income (loss)	(130.1)	(5.0)	2.3	0.1	31.8	1.0
Less: Net income attributable to non-controlling interests	(2.6)	(0.1)	(3.0)	(0.1)	(3.2)	(0.1)

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$(132.7)	(5.1)%	$(0.7)	0.0%	$28.6	0.9%

Year Ended June 30, 2009 Compared to the Year Ended June 30, 2008
     Revenues. Patient service revenues increased 7.7% year over year primarily as a result of a 5.7% increase in patient revenues per adjusted discharge and a 1.9% increase in adjusted discharges. Total outpatient volumes increased year over year, including a 3.0% and 4.1% increase in emergency room visits and outpatient surgeries, respectively. Our volumes by payer remained relatively consistent during both years. However, our combined Medicaid and managed Medicaid net revenues as a percentage of total net revenues increased to 16.7% during the current year compared to 15.1% during the prior year, primarily as a result of the increase in Texas UPL and Illinois PTA revenues previously discussed. The acuity level of our patients also increased year over year. However, during the current year, we continued to generate most of our admissions from emergency room visits and experienced lower elective admissions. Patients often elect to defer elective procedures when general economic conditions are weak. We also face continued intense competition from other hospitals to recruit and retain the best physicians to practice in our facilities. Further improvement in our operating results will depend on our ability to increase elective inpatient and outpatient business to maintain a favorable payer mix. We believe our quality initiatives will be the catalyst for long-term revenue growth, especially given the forecasted population growth for most of the markets in which we operate. However, environmental factors outside our control, including patient demand, potential healthcare reform, deterioration of general economic conditions, payer pressures and increased competition could limit our future revenue growth.
     Premium revenues increased $227.8 million or 50.6% during the current year as a result of higher enrollment at PHP compared to the prior year. PHP’s new contract with AHCCCS began on October 1, 2008, and average enrollment increased from 101,435 during the prior year to 150,468 during the current year. PHP was awarded six new counties under the new contract in addition to the three counties served under the prior AHCCCS contract.
     We continue to implement our quality of care initiatives and streamline our processes from admission to discharge to provide our patients effective healthcare solutions in an efficient manner. Part of this process includes identifying the optimal service line mix that both meets the needs of our patients and improves our operating results. The success of these objectives depends on our ability to engage our nursing workforce, recruit and retain physicians who share our commitment to quality, strengthen the primary care infrastructure for our hospitals and complete capital improvements projects including advanced clinical systems in a timely manner.
     Costs and Expenses. Total costs and expenses from continuing operations, exclusive of income taxes, were $3,152.8 million or 98.5% of total revenues during the current year, compared to 99.8% during the prior year. Salaries and benefits, supplies, health plan claims and provision for doubtful accounts represent the most significant of our normal costs and expenses and those typically subject to the greatest level of fluctuation period over period.
•	Salaries and benefits. Salaries and benefits as a percentage of total revenues decreased to 38.7% during the current year from 41.3% during the prior year. This ratio was positively impacted by the significant increase in premium revenues, which utilize a much lower rate of salaries and benefits than acute care services, during the current year compared to the prior year and by the increase in Texas UPL and Illinois PTA revenues during the current year compared to the prior year. Salaries and benefits as a percentage of acute care segment revenues were 47.2% during the current year compared to 47.8% during the prior year, which improvement was primarily attributable to the Texas UPL and Illinois PTA revenues growth during the current year.

These ratios were adversely impacted during the current year by our investments in physician services and quality initiatives. We continue to employ more physicians to support the communities our hospitals serve and have added significant corporate resources during the past year to manage and oversee the physician growth. Implementation of our quality initiatives have also resulted in additional labor costs associated with training staff to utilize new clinical quality systems and additional hospital and corporate resources to monitor and manage quality indicators. As of June 30, 2009, we had approximately 19,200 full-time and part-time employees compared to 18,500 as of June 30, 2008. Our contract labor expense as a percentage of patient service revenues decreased to 2.6% for the current year compared to 3.5% for the prior year. We have been successful in our nurse recruiting and retention initiatives during the current year, much of which we attribute to our commitment to delivering quality patient care. While the national nursing shortage has abated to some degree during the current year as a result of weakened economic conditions, shortages in certain pockets of the communities we serve still exist. We expect that our nurse leadership program will help mitigate this risk.

•	Supplies. Supplies as a percentage of total revenues decreased to 14.3% during the current year compared to 15.5% during the prior year. Supplies as a percentage of patient service revenues decreased to 18.1% during the current year compared to 18.6% during the prior year. The increase in Texas UPL and Illinois PTA revenues during the current year accounted for approximately half of this improvement. Although the acuity of our services provided increased during the current year compared to the prior year, we were successful in limiting the ratio of supplies to patient service revenues by further implementing certain supply chain initiatives such as increased use of our group purchasing contract and pharmacy formulary management. Because our growth strategies include expansion of higher acuity services and due to inflationary pressures on medical supplies and pharmaceuticals, our ability to reduce this ratio in future periods may be limited.

•	Health plan claims. Health plan claims expense as a percentage of premium revenues increased to 77.5% during the current year compared to 72.9% during the prior year. The new PHP contract resulted in a significant change in the mix of our AHCCCS enrollees with a significant increase in enrollees in geographic areas not previously served by PHP. As a result of the bid process for these new areas, the rates paid to providers in those six new counties and capitated payment rates received from AHCCCS for those counties were not necessarily the same as those applicable to the three counties previously served by PHP. Also, the additional PHP revenues diluted the impact of the third party administrator revenues at MHP that have no corresponding medical claims expense. We could experience changes in this ratio during upcoming quarters as we receive more PHP historical claims payment information, especially for the new counties where service began on October 1, 2008. During fiscal 2009, we accrued for the estimated amount payable to AHCCCS for the risk adjustment factor payment methodology that will be retroactively applied to October 1, 2008, which also caused the health plan claims expense as a percentage of premium revenues to increase during the current year.
Health plan claims expense represents the amounts paid by the health plans for healthcare services provided to their members, including an estimate of incurred but not yet reported claims that is determined based upon lag data and other actuarial assumptions. Revenues and expenses between the health plans and our hospitals and related outpatient service providers of approximately $34.0 million, or 6.1% of gross health plan claims expense, were eliminated in consolidation during the current year.

•	Provision for doubtful accounts. The provision for doubtful accounts as a percentage of patient service revenues decreased to 8.4% during the current year from 8.8% during the prior year. On a combined basis, the provision for doubtful accounts, uninsured discounts and charity care deductions as a percentage of patient service revenues was 12.0% for both the current year and prior year periods. During the current year, our self-pay revenues as a percentage of net patient revenues decreased to 8.2% compared to 8.6% during the prior year. We have also experienced improved upfront cash collections and success in qualifying patients for coverage under Medicaid or similar programs. We utilized hindsight testing analysis, cash collections data and other metrics to conclude that our policies adequately provided for uncompensated care during the year ended June 30, 2009. Our combined allowances for doubtful accounts, uninsured discounts and charity care as of June 30, 2009 represented 96.5% of total self-pay accounts receivable compared to 96.3% as of June 30, 2008. We expect our bad debts ratios to remain sensitive to environmental factors including deteriorating economic conditions that could result in a greater number of uninsured patients and increased difficulty for patients to pay their co-payment and deductible balances.
     Other operating expenses. Other operating expenses include, among others, purchased services, insurance, non-income taxes, rents and leases, repairs and maintenance and utilities. Other operating expenses as a percentage of total revenues increased to 14.6% during the current year compared to 14.5% during the prior year. Other operating expenses as a percentage of patient service revenues increased to 18.6% during the current year compared to 17.3% during the prior year. In April 2009, a jury awarded damages to the plaintiff in a professional liability case against one of our hospitals in the amount of approximately $14.9 million, which exceeded our captive insurance subsidiary’s $10.0 million self-insured limit. Based upon this verdict, we recognized additional insurance expense of $11.9 million during the current year representing the amount necessary to reach our captive’s self-insured limit plus additional premiums due to the third party excess coverage carrier under our retrospectively rated insurance policy with that carrier. Also, non-income taxes increased by $23.9 million during the current year primarily as a result of $13.4 million of Illinois PTA program cash receipts that were subsequently paid to the state in the form of a provider tax and higher premiums taxes related to the significant enrollment growth at PHP.
     Other. Depreciation and amortization was flat year over year. Net interest decreased by $10.5 million during the current year primarily due to lower interest rates on the variable portion of our term debt. We incurred an impairment loss of $6.2 million ($3.8 million, net of taxes) during the current year resulting from the write-down of a non-hospital building to fair value.
     Income taxes. Our effective tax rate was approximately 34.1% during the current year. Income taxes during the prior year were not significant.
     Net income attributable to Vanguard Health Systems, Inc. stockholders. Net income attributable to Vanguard Health Systems, Inc. stockholders increased by $29.3 million during the current year compared to the prior year primarily due to improved operating results both from our acute care services and health plan segments.

Year Ended June 30, 2008 Compared to the Year Ended June 30, 2007
     Revenues. Patient service revenues increased 7.4% year over year primarily as a result of a 4.8% increase in patient revenues per adjusted discharge and a 2.1% increase in adjusted discharges. Total outpatient volumes increased year over year, including a 2.7% increase in emergency room visits, although outpatient surgeries decreased year over year. We experienced positive year over year payer mix shifts highlighted by an increase in combined Medicare and managed Medicare volumes compared to a decrease in combined Medicaid and managed Medicaid volumes. The acuity level of our patients also increased year over year. However, we continued to generate most of our inpatient stays from emergency room visits and struggled to improve our elective admissions.
     Premium revenues increased 12.2% during fiscal 2008 primarily as a result of a 5.7% in year over year annual membership at PHP and a capitation rate increase that went into effect for PHP as of October 1, 2007. PHP’s membership increased as a result of a greater number of AHCCCS-eligible residents as a result of weakened general economic conditions and a greater allocation of the AHCCCS enrollees to PHP.
     Costs and Expenses. Total costs and expenses, exclusive of income taxes and discontinued operations, were $2,786.4 million or 99.8% of total revenues during fiscal 2008 compared to 104.8% during fiscal 2007. Fiscal 2007 costs and expenses were negatively impacted by the $123.8 million impairment loss related to our Chicago hospitals. Salaries and benefits, supplies, medical claims and provision for doubtful accounts represent our most significant individual costs and expenses or those subject to the greatest level of fluctuation period over period.
•	Salaries and benefits. Salaries and benefits as a percentage of total revenues were relatively flat period over period. Excluding the growth in our health plan operations, salaries and benefits would have increased to 42.0% during fiscal 2008 compared to the 41.4% during the prior year. The national nursing shortage, which was particularly prevalent in Phoenix, hindered our ability to fully manage salaries and benefits costs. Even with the nursing shortage in Phoenix, we made progress in stabilizing our nurse workforce in Phoenix to reduce contract labor utilization. We incurred a significant increase in period over period salaries and benefits costs in our Massachusetts hospitals primarily resulting from requirements set forth in our collective bargaining agreement ratified with the nurses union at St. Vincent Hospital.

•	Supplies. Supplies as a percentage of total revenues decreased from 16.4% during fiscal 2007 to 15.5% during fiscal 2008. Supplies as a percentage of patient service revenues decreased to 18.6% during fiscal 2008 compared to 19.4% during fiscal 2007. Fiscal 2008 was the first full year that certain of our supply chain corporate initiatives were fully implemented. These initiatives included formulary refinements, standardization of commodities and supplies reprocessing and improved compliance with our group purchasing contract. Effective May 2008, we renewed our group purchasing contract with HealthTrust Purchasing Group for an additional five years.

•	Health plan claims expense. Health plan claims expense as a percentage of premium revenues decreased from 74.0% during fiscal 2007 to 72.9% during fiscal 2008. Capitation revenues for our health plans increased at a greater rate year over year than did the utilization of medical services by our health plans’ enrollees. Health plan claims expense represents the amounts paid by health plans for healthcare services provided to their members, including an estimate of incurred but not reported claims that is determined based upon lag data and other actuarial assumptions. Revenues and expenses between the health plans and our hospitals and related outpatient service providers of approximately $31.2 million, or 8.7% of gross health plan claims expense, were eliminated in consolidation during fiscal 2008 compared to $34.2 million or 10.3% of gross health plan claims expense during fiscal 2007.

•	Provision for doubtful accounts. During fiscal 2008, the provision for doubtful accounts as a percentage of patient service revenues increased to 8.8% from 8.0% during fiscal 2007. During fiscal 2008, our self-pay discharges as a percentage of total discharges decreased to 3.5% from 3.7% during fiscal 2007. However, price increases at our hospitals and increased levels of patient co-insurance and deductibles under managed care plans increased our exposure to uncollectible revenues. The previously discussed change in our allowance for doubtful accounts policy during fiscal 2008 resulted in a higher provision for doubtful accounts as a percentage of patient service revenues during fiscal 2008 compared to fiscal 2007. Our provision for doubtful accounts as a percentage of patient service revenues is reduced by our policy of deducting charity accounts from revenues at the time in which those accounts meet our charity care guidelines. On a combined basis, the provision for doubtful accounts and charity care deductions as a percentage of patient service revenues increased to 12.5% during fiscal 2008 compared to 12.0% during fiscal 2007.
     Other operating expenses. Other operating expenses include, among others, purchased services, insurance, non-income taxes, rents and leases, repairs and maintenance and utilities. Other operating expenses as a percentage of total revenues were flat year over year. We incurred higher physician recruiting costs, higher repairs and maintenance costs related to the implementation of our clinical information systems in our hospitals and higher utilities costs during 2008 compared to 2007.
     Other. Depreciation and amortization as a percentage of total revenues increased to 4.7% during fiscal 2008 compared to 4.6% during fiscal 2007 as a result of our capital improvement and expansion initiatives. Portions of our clinical quality systems were placed into service during fiscal 2008, and fiscal 2008 was the first full year in which all of our previous significant expansion projects in Phoenix and San Antonio had been fully in service. The decrease in net interest as a percentage of total revenues to 4.4% during fiscal 2008 compared to 4.8% during fiscal 2007 resulted primarily from the increase in total revenues during fiscal 2008 compared to fiscal 2007 without additional debt borrowings.
     Income taxes. Income taxes were not significant during fiscal 2008. The effective tax rate for fiscal 2007 was 9.5% due to the majority of the impairment loss being nondeductible for tax purposes.
     Discontinued operations. Our loss from discontinued operations was not significant during the fiscal year ended June 30, 2008 due to the winding down of operations at PMH compared to fiscal 2007 when PMH operated as an acute care hospital for the majority of the fiscal year.
     Net loss attributable to Vanguard Health Systems, Inc. stockholders. The $132.0 million year over year decrease in net loss attributable to Vanguard Health Systems, Inc. stockholders resulted primarily from the improved operating results during fiscal 2008 and the after tax impact of the impairment loss recorded during fiscal 2007.
Liquidity and Capital Resources
     Operating Activities
     At June 30, 2009, we had working capital of $251.6 million, including cash and cash equivalents of $308.2 million. Working capital at June 30, 2008 was $217.8 million. Cash provided by operating activities increased $136.8 million during the year ended June 30, 2009 compared to the prior year. The increase in operating cash flows was primarily due to improved net cash collections of accounts receivable, the impact of the significant enrollee growth at PHP on capitation payments received from AHCCCS and the timing of claims payments made for new members, the timing of claims payments related to the expansion of our self-insured employee medical plan, the increase in net payments received under the Bexar County, Texas UPL program and the Illinois PTA program and improved operating results during the year ended June 30, 2009 compared to the prior year. Net accounts receivable days decreased by approximately 6 days to 45 days at June 30, 2009 compared to 51 days at June 30, 2008.
     Investing Activities
     Cash used in investing activities decreased from $143.8 million during the prior year to $133.6 million during the current year, primarily as a result of net $26.3 million purchases of auction rate securities during the prior year that we continued to hold during the current year. Capital expenditures increased $10.5 million during the current year compared to the prior year.

     We anticipate spending a total of $180.0 million to $200.0 million in capital expenditures during fiscal 2010 This estimated range includes $71.0 million of replacement, regulatory or maintenance capital and $129.0 million of combined information technology upgrades and other discretionary initiatives. We could choose to defer or cancel most of the information technology and discretionary capital projects included in our fiscal year 2010 capital expenditures estimate should we need to conserve cash, avoid debt covenant violations or for other reasons. Any decision to defer or cancel such capital projects, while providing some short-term benefits, could have negative long-term implications to our operating results and cash flows.
     We expect to fund our fiscal 2010 capital expenditures with cash on hand and cash flows from operations. We also have $218.8 million available under our revolving credit facility as of June 30, 2009. We believe our current capital expenditure program is sufficient to service, expand and improve our existing facilities to meet our quality objectives and growth strategies.
     Financing Activities
     Cash flows used in financing activities were basically flat year over year. As of June 30, 2009, we had outstanding $1,551.6 million in aggregate indebtedness. Our liquidity requirements are significant, primarily due to debt service requirements. The 9.0% Notes require semi-annual interest payments until their maturity in September 2014. The indenture related to the 9.0% Notes contains a customary restricted payments covenant that restricts certain of our cash payments, including repurchase or redemption prior to maturity of the 11.25% Notes. This covenant restriction does not apply to cash interest payments for the 11.25% Notes. However, at June 30, 2009, we would be able to expend up to approximately $143.0 million free of any such restrictions pursuant to the general restricted payment basket provisions set forth in this covenant. Through October 1, 2009, our interest expense on the 11.25% Notes consists solely of non-cash accretions of principal. Commencing April 1, 2010 through the maturity of the 11.25% Notes in September 2015, we will make semi-annual cash interest payments under the 11.25% Notes.
     Our $766.4 million outstanding term loan borrowings bear interest at a rate equal to, at our option, a base rate plus 1.25% per annum or LIBOR plus 2.25% per annum and mature in September 2011. However, $450.0 million of our term loan borrowings are subject to a fixed interest rate under the terms of an interest rate swap agreement effective June 30, 2008 that expires March 31, 2010. We make quarterly principal payments on our outstanding term loan borrowings equal to one-fourth of one percent. Borrowings under our $250.0 million revolving credit facility, which matures in September 2010, would currently bear interest at a rate equal to, at our option, a base rate plus 1.0% per annum or LIBOR plus 2.0% per annum. These rates are subject to increase by up to 0.50% per annum should our leverage ratio exceed certain designated levels. We are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum. We also pay customary letter of credit fees.
     Debt Covenants
     Our term loan facility and revolving credit facility contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to sell assets, incur additional indebtedness or issue preferred stock, repay other indebtedness (including the 9.0% Notes and 11.25% Notes), pay dividends and distributions or repurchase our capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions, engage in certain transactions with affiliates, amend certain material agreements governing our indebtedness, including the 9.0% Notes and 11.25% Notes, change the business conducted by our subsidiaries and enter into certain hedging agreements. In addition, the senior credit facilities require us to maintain the following financial covenants: a maximum total leverage ratio, a maximum senior leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. As of June 30, 2009, our capital expenditures, as defined in the senior secured credit agreement, were below the maximum covenant amount, and we were in compliance with the other debt covenant ratios as defined in our senior secured credit agreement, as follows.

	Debt Covenant Ratio	Actual Ratio
Interest coverage ratio requirement	2.00x	3.56x
Total leverage ratio limit	4.50x	3.35x
Senior leverage ratio limit	3.50x	1.45x
     While we are currently in compliance with all of our debt covenants, factors outside our control may make it more difficult for us to remain in compliance during future periods. These factors include a prolonged economic recession, a higher number of uninsured or underinsured patients and decreased governmental or managed care payer reimbursement, among others, any or all of which could negatively impact our results of operations and cash flows and cause us to violate one or more of these covenants. Violation of one or more of the covenants under our senior secured credit agreement could result in an immediate call of the outstanding principal amount of our term loans or the necessity of lender waivers with more onerous terms including adverse pricing or repayment provisions or more restrictive covenants.
     Credit Ratings
     The table below summarizes our credit ratings as of the date of this filing.

	Standard & Poor’s	Moody’s
Corporate credit rating	B	B2
9% Senior Subordinated Notes	CCC+	Caal
11 1/4% Senior Discount Notes	CCC+	Caal
Senior credit facilities	B+	Ba3
     Our credit ratings are subject to periodic reviews by the ratings agencies. If our results of operations deteriorate either as a result of the current economic recession or other factors, any or all of our corporate ratings may be downgraded. A credit rating downgrade could further impede our ability to refinance all or a portion of our outstanding debt.
     Capital Resources
     We expect that cash on hand, cash generated from our operations and cash expected to be available to us under our revolving credit facility will be sufficient to meet our working capital needs, debt service requirements and planned capital expenditure programs during the next twelve months and into the foreseeable future prior to the maturity dates of our outstanding debt. However, we cannot assure you that our operations will generate sufficient cash or that future borrowings under our senior credit facilities will be available to enable us to meet these requirements, especially given the current diminished credit availability and general economic weakness.
     Our $250.0 million revolving credit facility expires in September 2010, and we are not certain if we will be able to replace the revolving credit facility with favorable terms at such time given the current instability in the capital and credit markets and with the current uncertainty of when normal credit market liquidity conditions will return. Additionally, our financial position and cash flows could be materially adversely impacted should we be unable to access the current amounts available under our revolving credit facility due to default by one or more of the lenders. Our $766.4 million term debt under our term loan facility matures in September 2011. Our ability to refinance or obtain funds to repay this term debt could also be compromised if the current capital and credit markets do not improve.
     We had $308.2 million of cash and cash equivalents as of June 30, 2009. We rely on available cash, cash flows generated by operations and available borrowing capacity under our revolving credit facility to fund our operations and capital expenditures. We invest our cash in accounts in high-quality financial institutions. We continually explore various options to increase the return on our invested cash while preserving our principal cash balances. However, the significant majority of our cash and cash equivalents are not federally-insured and could be at risk in the event of a collapse of those financial institutions.

     At June 30, 2009, we held $21.6 million in total available for sale investments in auction rate securities (“ARS”) backed by student loans, which are included in long-term investments in auction rate securities on our consolidated balance sheet due to inactivity in the primary ARS market during the past year. The par value of the ARS was $26.3 million as of June 30, 2009.
     We also intend to continue to pursue acquisitions or partnering arrangements, either in existing markets or new markets, which fit our growth strategies. To finance such transactions, we might draw upon cash on hand, amounts available under our revolving credit facility or seek additional funding sources. We continually assess our capital needs and may seek additional financing, including debt or equity, as considered necessary to fund potential acquisitions, fund capital projects or for other corporate purposes. However, we may be unable to raise additional equity proceeds from Blackstone or other investors should we need to obtain cash for any of these purposes. Our future operating performance, ability to service our debt and ability to draw upon other sources of capital will be subject to future economic conditions and other business factors, many of which are beyond our control.
Obligations and Commitments
     The following table reflects a summary of obligations and commitments outstanding with payment dates as of June 30, 2009.

	Payments due by period
	Within	During	During	After
	1 year	Years 2-3	Years 4-5	5 years	Total
	(In millions)
Contractual Cash Obligations:
Long-term debt (1)	$99.8	$935.0	$152.1	$853.3	$2,040.2
Operating leases (2)	30.4	48.1	32.2	42.3	153.0
Purchase obligations (2)	17.4	—	—	—	17.4
Health plan claims payable (3)	117.6	—	—	—	117.6
Estimated self-insurance liabilities (4)	47.8	39.0	22.9	14.8	124.5

Subtotal	$313.0	$1,022.1	$207.2	$910.4	$2,452.7

	Within	During	During	After
	1 year	Years 2-3	Years 4-5	5 years	Total
	(In millions)
Other Commitments:
Construction and capital improvements (5)	$31.8	$1.3	$—	$—	$33.1
Guarantees of surety bonds (6)	40.0	—	—	—	40.0
Letters of credit (7)	—	31.2	—	—	31.2
Physician commitments (8)	4.4	—	—	—	4.4
FIN 48 net liability (9)	3.2	—	—	—	3.2

Subtotal	$79.4	$32.5	$—	$—	$111.9

Total obligations and commitments	$392.4	$1,054.6	$207.2	$910.4	$2,564.6

(1)	Includes both principal and interest portions of outstanding debt. The interest portion of our debt assumes an approximate 5.0% rate over the remaining term of the debt.

(2)	These obligations are not reflected in our consolidated balance sheets.

(3)	Represents estimated payments to be made in future periods for healthcare costs incurred by enrollees in PHP, AAHP and MHP and is separately stated on our consolidated balance sheets.

(4)	Includes the current and long-term portions of our professional and general liability, workers’ compensation and employee health reserves.

(5)	Represents our estimate of amounts we are committed to fund in future periods through executed agreements to complete projects included as construction in progress on our consolidated balance sheets.

(6)	Represents performance bonds we have purchased related to health claims liabilities of PHP.

(7)	Amounts relate primarily to instances in which we have letters of credit outstanding with the third party administrator of our self-insured workers’ compensation program.

(8)	Includes physician guarantee liabilities recognized in our consolidated balance sheets under the provisions of FSP 45-3, Application of FASB Interpretation No. 45 to Minimum Revenue Guarantees Granted to a Business or Its Owners, and liabilities for other fixed expenses under physician relocation agreements not yet paid.

(9)	Represents expected future tax liabilities determined under the provisions of FIN 48.
Guarantees and Off Balance Sheet Arrangements
     We are currently a party to a certain rent shortfall agreement with a certain unconsolidated entity. We also enter into physician income guarantees and service agreement guarantees and other guarantee arrangements, including parent-subsidiary guarantees, in the ordinary course of business. We have not engaged in any transaction or arrangement with an unconsolidated entity that is reasonably likely to materially affect liquidity.
Effects of Inflation and Changing Prices
     Various federal, state and local laws have been enacted that, in certain cases, limit our ability to increase prices. Revenues for acute hospital services rendered to Medicare patients are established under the federal government’s prospective payment system. We believe that hospital industry operating margins have been, and may continue to be, under significant pressure because of changes in payer mix and growth in operating expenses in excess of the increase in prospective payments under the Medicare program. In addition, as a result of increasing regulatory and competitive pressures, our ability to maintain operating margins through price increases to non-Medicare patients is limited.